UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant  ☑

Filed by a Party other than the Registrant  ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☑ Soliciting Material Pursuant to §240.14a-12

HCA INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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THE FOLLOWING Q&A IS TO BE SENT IN CONNECTION WITH THE MERGER TO EMPLOYEES WHO RECEIVE EQUITY GRANTS.
The following are answers to questions that you may have regarding stock options and restricted stock in light of the potential merger. To find out more information regarding your current equity holdings, you may contact UBS Financial Services, Inc., at https://www.ubs.com/onesource.ubs.com/hcaor by calling 1-800 304-8337.
John M. Steele
Senior Vice President, Human Resources
HCA Inc.
Merger Agreement
Questions and Answers about Your Equity –
August 17, 2006
1.    If the merger is completed, how will it affect HCA stock?
Generally speaking, each share of common stock issued and outstanding before the closing of the proposed transaction will automatically be cancelled and converted into a cash value equal to the merger price, which is anticipated to be $51.00 per share.
2.    How will the merger affect my pay and benefits ... specifically where HCA stock is involved?
For pay and benefits, like the other parts of our organization, everything remains the same for now. Your compensation, medical and retirement benefits, for instance, continue uninterrupted and unchanged.
Over the next several months, as we move to become a private company, you may have questions concerning our stock-based benefit plans ... and what will happen at the completion of the merger transaction later this year.
If, in fact, the proposed transaction is completed, and HCA becomes a private company, we will be required to convert any stock-based pay and benefits to cash, using the same cash value conversion applied to other outstanding shares of common stock at the close of the transaction. At that time, we will address issues related to the transition, such as tax implications and vesting rules.
You will receive detailed information regarding the proposed transaction as soon as possible after issues are reviewed and finalized.
NON-QUALIFIED STOCK OPTIONS
3.    What will happen to my vested and unvested stock options at the time of the sale?

If the transaction is completed, all unvested options will immediately vest. Cash proceeds for each underlying option share in an amount equal to the difference between the stock option exercise price and the merger price, less appropriate taxes, will be distributed to all optionees with respect to unexercised options, whether vested or unvested.
4.    Will the fourth pricing of the 2006 stock option grant still occur?
Yes, we still plan to price the 4th tranche of the 2006 annual option grant on October 26, 2006.
5.    How will taxes be withheld for options that are “converted to cash value”?
Options converted to cash value in the transaction will require appropriate tax withholding. The federal tax rate for supplemental wages is 25% (35% for supplemental wages exceeding $1,000,000). State, Social Security, Medicare, and other taxes may apply.
RESTRICTED SHARES
6.    Will I continue to receive quarterly dividends on shares through the merger date?
If dividends are declared and the record date is prior to the proposed merger date, you will be eligible to receive those dividends.
7.    What will happen to unvested shares?
If the transaction is completed, all remaining restrictions relating to restricted shares will lapse, and the shares will be canceled and converted into cash at the merger price, less appropriate taxes, at the close of the transaction.
8.    What will happen to vested shares?
If the transaction is completed, vested shares will be treated the same as other shares held outright.
MANAGEMENT STOCK PURCHASE PLAN SHARES
9.    What will happen to unvested MSPP shares?
If the transaction is completed, all remaining restrictions relating to the MSPP shares will lapse, and the shares will be canceled and converted into cash at the merger price, less appropriate taxes, at the close of the transaction.
10.  What will happen to the funds that have been contributed to purchase shares during the current period?

If the transaction is completed, the MSPP will be terminated. However, if you have contributed funds to purchase shares in the current period, the period will end on the closing date of the merger, and shares will be deemed to have been “purchased” based on a 25% discount of the average close price for our common stock during the period, and then converted into cash at the merger price.
11.  How can I check to see what my non-qualified stock option, restricted share and MSPP holdings in HCA stock plans are?
You may verify your holdings in those plans by contacting the plan administrator, UBS Financial Services, Inc., at https://www.ubs.com/onesource.ubs.com/hca or by calling 1-800 304-8337.
12.  When will trading in HCA stock end?
We currently anticipate that public trading in HCA stock will be suspended at the close of market on the closing date of the merger transaction. Following the closing, HCA’s common stock will be delisted from the New York Stock Exchange and deregistered under the Securities Exchange Act of 1934, as amended.
Important Additional Information Regarding the Merger will be Filed with the SEC
In connection with the proposed merger, on August 9, 2006, HCA filed a preliminary proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES THERETO. Investors and security holders may obtain a free copy of the definitive proxy statement (when available) and other documents filed by HCA at the Securities and Exchange Commission’s Web site at http://www.sec.gov/. The definitive proxy statement and such other documents may also be obtained for free from HCA by directing such request to HCA Inc., Office of Investor Relations, One Park Plaza, Nashville, Tennessee 37203, telephone: (615) 344-2068.
HCA and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of HCA’s participants in the solicitation, which may be different than those of HCA stockholders generally, is set forth in HCA’s proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the merger when it becomes available.